ATLANTIC AMERICAN REPORTS INCREASED THIRD QUARTER AND YEAR TO DATE NET INCOME

● Year to date net income increases 171% as compared with the comparable period in 2012.
● Insurance premiums earned for the third quarter increased 18.5% while increasing 13.9% year to date as compared with comparable periods in 2012.
● Realized investment gains were $2.3 million and $8.4 million in the 2013 third quarter and year to date periods.

ATLANTA, Georgia, November 12, 2013 - Atlantic American Corporation (Nasdaq-AAME) today reported net income of $2.7 million, or $0.12 per diluted share, for the three month period ended September 30, 2013, compared to net income of $1.1 million, or $0.04 per diluted share, for the three month period ended September 30, 2012.  For the nine month period ended September 30, 2013, net income was $9.6 million, or $0.42 per diluted share, compared to net income of $3.5 million, or $0.15 per diluted share, for the comparable period in 2012.  Realized investment gains for the three month and nine month periods ended September 30, 2013 were $2.3 million and $8.4 million, respectively, compared to nil and $1.4 million, respectively, for the comparable periods in 2012.  Operating income (income before income taxes and realized investment gains, net) for the three month period ended September 30, 2013 was $406,000, a decrease from $956,000 of operating income for the three month period ended September 30, 2012.  For the nine month period ended September 30, 2013, operating income was $1.3 million, or 36.0% less than the $2.1 million of operating income for the comparable nine month period of 2012.

Total revenues for the three month period ended September 30, 2013 were $43.2 million, increasing 22.5% from $35.3 million for the three month period ended September 30, 2012.  Insurance premiums during this quarter increased $6.0 million, or 18.5%, from the comparable 2012 premiums.  For the nine month period ended September 30, 2013, total revenues were $124.5 million, increasing 18.8% from the comparable 2012 period revenues of $104.8 million.  Insurance premiums during the nine month period ended September 30, 2013 increased $13.1 million, or 13.9%, from the comparable period in 2012.  Premiums earned from the Company’s life and health and property and casualty operations were up 9.7% and 40.3%, respectively, for the three month period ended September 30, 2013 and 13.0% and 15.9%, respectively for the nine month period ended September 30, 2013.

Commenting, Hilton H. Howell, Jr., chairman, president and chief executive officer, stated, “We are extremely pleased with our top line growth.  The increased premium level in both of our operating companies reflects not only the acceptance of our products in their respective markets but the successful efforts of our agents in placing those products.  During the year we have been making substantial investment in not only our online distribution channel(s) but in other marketing initiatives with television, social media and the worldwide web.  Initiatives and investment to broaden our product offering, particularly to the work place market has been significant, and while progress has been a bit slower than we would have hoped, our future opportunities are promising.  Recently, A.M. Best reaffirmed the A-ratings of our operating companies.  This quarter and year have included significant realized investment gains as we have attempted to capture some of the gain on our longer-term bond investments while at the same time shorten the average maturity of our overall portfolio.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal subsidiaries consist of American Southern Insurance Company, American Safety Insurance Company, and Bankers Fidelity Life Insurance Company.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
John G. Sample, Jr.	Hilton H. Howell, Jr.
Senior Vice President and Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5501	404-266-5505

Atlantic American Corporation
Financial Data

	Three months ended		Nine months ended
	September 30,		September 30,
(Unaudited; In thousands, except per share data)	2013	2012	2013	2012

Insurance premiums
Life and health	$ 25,248	$ 23,019	$ 74,359	$ 65,814
Property and casualty	13,137	9,362	33,418	28,840
Investment income	2,534	2,880	8,213	8,618
Realized investment gains, net	2,283	-	8,415	1,428
Other income	45	41	140	106

Total revenue	43,247	35,302	124,545	104,806

Insurance benefits and losses incurred
Life and health	17,632	15,818	53,614	46,828
Property and casualty	9,154	6,471	21,533	21,228
Commissions and underwriting expenses	10,396	8,962	30,081	23,965
Interest expense	442	662	1,457	1,977
Other	2,934	2,433	8,097	7,278

Total benefits and expenses	40,558	34,346	114,782	101,276

Income before income taxes	2,689	956	9,763	3,530

Income tax expense (benefit)	9	(128)	201	8

Net income	$ 2,680	$ 1,084	$ 9,562	$ 3,522

Basic earnings per common share	$ 0.12	$ 0.05	$ 0.43	$ 0.15
Diluted earnings per common share	$ 0.12	$ 0.04	$ 0.42	$ 0.15

Reconciliation of net income to non-GAAP measurement

Net income	$ 2,680	$ 1,084	$ 9,562	$ 3,522
Income tax expense (benefit)	9	(128)	201	8
Realized investment gains, net	(2,283)	-	(8,415)	(1,428)

Operating income	$ 406	$ 956	$ 1,348	$ 2,102

	September 30,	December 31,
Selected Balance Sheet Data	2013	2012

Total cash and investments	$ 251,478	$ 265,843
Insurance subsidiaries	221,182	236,934
Parent and other	30,296	28,909
Total assets	317,695	320,177
Insurance reserves and policyholder funds	167,204	154,558
Debt	41,238	41,238
Total shareholders' equity	97,030	105,736
Book value per common share	4.26	4.65
Statutory capital and surplus
Life and health	34,673	33,059
Property and casualty	39,026	36,947